Exhibit 99.1

FOR IMMEDIATE RELEASE

VIA PHARMACEUTICALS AND CORAUTUS GENETICS COMPLETE

MERGER TO FORM VIA PHARMACEUTICALS, INC.

Nasdaq panel grants extension to satisfy listing requirements.

SAN FRANCISCO, CA, June 5, 2007 – VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today the completion of its merger transaction with Corautus Genetics Inc. and its receipt of an extension from the NASDAQ Listings Qualifications Panel until June 29, 2007 for the company to comply with applicable initial listing standards.

Following the closing of the merger transaction, Corautus was renamed “VIA Pharmaceuticals, Inc.” As a result of the previously announced 1:15 reverse stock split and the issuance of shares of Corautus common stock to VIA stockholders in the merger transaction, the company now has 9,430,607 shares of common stock issued and outstanding. Pre-merger Corautus stockholders own approximately 22% and former VIA equity holders own approximately 78% of the capital stock of the company, determined on a fully-diluted basis.

VIA’s lead product candidate is VIA-2291, a small-molecule drug that targets inflammation in the blood vessel wall, believed to be a key disease process in atherosclerosis. VIA is currently conducting two Phase II clinical trials of VIA-2291 treating vascular inflammation in patients at risk for recurrent cardiovascular events following acute coronary syndrome and patients undergoing carotid endarterectomy.

“The launching of VIA as a public company through our merger with a strong group of existing Corautus stockholders, is an important milestone in our corporate development and enables us to continue the development of our clinical stage pipeline focused on the treatment of cardiovascular disease,” said Lawrence Cohen, Ph.D., Chief Executive Officer and President of VIA. “With our lead product, VIA-2291, already in multiple Phase II clinical trials, we have a solid platform to continue development of small molecule drugs that target various stages of vascular inflammation.”

The company’s common stock will begin trading on the NASDAQ Capital Market under the new ticker symbol “VIAP” on June 6, 2007. On June 5, 2007, the company received notice from the Nasdaq Listings Qualification Panel that the panel had granted an extension through June 29, 2007 for the company to meet initial listing standards, provided that it demonstrate compliance with continued listings standards, including a minimum closing bid price of $1.00 or more through June 19, 2007. In addition, the exception is conditioned on the company meeting the $15 million minimum public float requirement on or before June 29, 2007 and maintaining such float for a period of at least ten consecutive trading days prior to July 16, 2007.

As previously disclosed, effective upon the closing of the merger transaction, new officers and directors of the company were appointed. Lawrence Cohen, Ph.D., will serve as Chief Executive Officer and President. James G. Stewart will serve as Chief Financial Officer. Oye Olukotun, MD, MPH, FACC, will serve as Chief Medical Officer. The board named Douglass B. Given, M.D., Ph.D. as Chairman and is comprised of the following additional six directors: Richard L. Anderson, Mark N.K. Bagnall, Lawrence K. Cohen, Ph.D., Fred B. Craves, Ph.D., David T. Howard and John R. Larson.

About VIA Pharmaceuticals, Inc.

VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target inflammation in the blood vessel wall, an underlying cause of atherosclerosis and its complications, including heart attack and stroke. VIA’s lead drug candidate, VIA-2291, is in two concurrent Phase II clinical studies in patients with cardiovascular disease. VIA is headquartered in San Francisco, CA. For more information, visit: www.viapharmaceuticals.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address performance, events or developments that we expect or anticipate will occur in the future, such as the company’s ability to satisfy the initial listing requirements of the NASDAQ Capital Market and remain listed, the company’s potential for future growth and the development of the company’s operations and product pipeline. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus Genetics Inc.’s Definitive Proxy Statement on Schedule 14A, which was filed on May 10, 2007 (as subsequently supplemented), Corautus Genetics Inc.’s 2006 Annual Report on Form 10-K, which was filed on March 30, 2007, as amended by Corautus Genetics Inc.’s Form 10-K/A for 2006, which was filed on April 30, 2007 and Corautus Genetics Inc.’s Form 10-Q for the period ended March 31, 2007, which was filed on May 15, 2007, all of which are incorporated by reference into this release. All forward-looking statements included in this release are based on information available to VIA on the date hereof, and VIA does not assume any obligation to update any such forward-looking statements.

Contact Information:

VIA Pharmaceuticals, Inc.

James G. Stewart

Senior Vice President and Chief Financial Officer

415.283.2204

The Trout Group

Ian Clements / Lauren Glaser – San Francisco – 415.392.3385

Brian Korb – New York City – 646.378.2923

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